Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13D, and any and all amendments thereto, relating to the common stock, par value $0.01 per share, of Carrols Restaurant Group, Inc., and to the inclusion of this agreement as an exhibit to such filing.

IN WITNESS WHEREOF, each of the undersigned has executed this agreement as of May 10, 2019.

CAMBRIDGE FRANCHISE HOLDINGS, LLC

By:	/s/ Matthew Perelman
Name: Matthew Perelman
Title: Co-President

CAMBRIDGE FRANCHISE PARTNERS, LLC

By:	/s/ Alexander Sloane
Name: Alexander Sloane
Title: Co-President

/s/ Matthew Perelman
Matthew Perelman

/s/ Alexander Sloane
Alexander Sloane